Exhibit 99.1

Perry Ellis International pre-announces Third Quarter Results and Revises Fiscal 2009 Guidance

o	Announces preliminary third quarter fiscal 2009 revenue of $222.8 million – 2% reduction compared to same period last year.
o	Preliminary third quarter fiscal 2009 diluted EPS expected at $0.30 to $0.33
o	Review of strategic actions for underperforming businesses. Initial identified annual savings expected at the $5—$6 million range starting in fiscal 2010
o	Updates fiscal 2009 revenue guidance to $875 to $900 million range
o	Updates diluted EPS guidance to the range of $0.90 to $1.10 including one-time costs related to strategic review actions
o	Complete Q3 results to be released before market opens on November 20, 2008

Perry Ellis International, Inc. (NASDAQ:PERY) announced today that, based on preliminary estimates, the Company anticipates that total revenue for its third quarter ended October 31, 2008 (“third quarter fiscal 2009”) at $222.8 million. This represents a decrease of approximately $4.7 million or 2% from total revenues of $227.5 million for the third quarter ended October 31, 2007 (“third quarter fiscal 2008”).

The Company also indicated that based on preliminary results, it expects diluted earnings per share to be in the range of $0.30 to $0.33, as compared to diluted earnings per share of $0.55 during the same period last year. Final results for third quarter fiscal 2009 are scheduled to be released before the market opens on November 20, 2008.

Oscar Feldenkreis, President and COO, commented “As we all know, we are experiencing the most significant economic slowdown that we have ever witnessed or have been a part of. We are satisfied that, despite the fact of losing customers because of Chapter 11 and the economic situation in general, we still managed to ship more product than during the same period last year. Unfortunately because of returns and allowances that we had to take to support our retail partners, we ended up with total revenues 2% below last year.”

Compared to the third quarter fiscal 2008, results were negatively affected by:

•	Increase of approximately $4.0 million in markdowns and sales allowances
•	Increase of approximately $5.2 million in SG&A expenses for the Contemporary Lady’s businesses, which were acquired in February of this fiscal year
•	Decrease of approximately $4.5 million in sales related to certain customers who filed for Chapter 11 reorganization and/or liquidation
•	Net reduction of approximately $1.6 million in operating income related to the Perry Ellis Outlet and Original Penguin retail divisions
•	Non-cash impairment charges of $0.6 million related to marketable securities

These results were partially offset by better than expected performances for the Perry Ellis brand, European and Licensing platforms plus strong performance for denim, golf and Hispanic categories.

“Our retail partners are expecting an extremely promotional Christmas season, but at this point, we have no visibility on what the Thanksgiving weekend and the Christmas season will bring. While it is obvious that some of our retail partners have suffered substantial decreases in sales, it is also true that many other segments of our business have not been affected. We feel that our policy of diversified channels of distribution is serving us well during these turbulent times.” said George Feldenkreis, Chairman and CEO

Strategic review of underperforming businesses

The Company announced that it has launched a formal review process to rationalize expenses at its underperforming brands and/or businesses. Five major areas are being addressed:

1.	Men’s specialty store business for all brands
2.	Real Estate Realignment
3.	Perry Ellis Retail
4.	Distribution costs
5.	Shared services

Initial identified savings by the company during the strategic review are expected to produce annual SG&A savings in the range of $5.0 to $6.0 million starting in fiscal 2010, with further cost reductions under evaluation. Initial actions identified include:

•	Consolidation of Tampa’s bottoms production department into Miami’s headquarters
•	Headcount reduction in specialty store businesses and shared services
•	Rationalization of real estate and consolidation of NYC offices

“We are very focused on analyzing all of our business units and making the adjustments which are necessary to keep Perry Ellis International a strong company – not only now – but into the future,” Mr. Feldenkreis commented.

Updated Fiscal 2009 Guidance

The Company updated its fiscal 2009 earnings guidance to the range of $0.90 to $1.10 per fully diluted share from the previously announced range of $1.67 to $1.72 per fully diluted share. This guidance includes one time costs in the $0.10 to $0.15 range related to actions identified during the strategic review. The Company also revised its revenue guidance for the twelve months ending January 31, 2009 (“fiscal 2009”) from the $910—$925 million to the $875—$900 million range.

“We have taken decisive action to rationalize our cost structure and manage our businesses according to the new economic environment. However, given the costs that these actions will have during the remainder of our fiscal 2009 and the uncertainty with consumer spending ahead of the Holiday Season, we have updated our guidance to reflect this new reality. We are positioning Perry Ellis International to be a stronger and more nimble company when the economy turns around, so we can take full advantage of the many growth opportunities we believe will become available” Mr. Feldenkreis concluded.

Third quarter final results and conference call

Finally, the Company announced that it will release its complete financial results for the third quarter of fiscal year 2009 on Thursday, November 20, 2008 before the market opens and will sponsor a conference call to discuss these results on the same day at 10:30 a.m. EST (9:30 a.m. CST; 8:30 a.m. MST; 7:30 a.m. PST).

The call will be hosted by George Feldenkreis, Chairman and Chief Executive Officer; Oscar Feldenkreis, President and Chief Operating Officer; and Thomas D’Ambrosio, interim Chief Financial Officer. To access the live broadcast, please visit the investor relations section on the Company’s homepage at http://www.pery.com.

A Digital Replay of the conference call will be available until December 19, 2008 starting two hours after its completion, and can be accessed by dialing toll-free 888-203-1112 or 719-457-0820 and give the conference I.D. # 5335249.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s, women’s and children’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts and tops, suit separates, sweaters, dresses, pants, shorts, jeans wear, outerwear, swimwear, golf apparel and activewear is available throughout all major levels of retail distribution. Through its wholly owned subsidiaries, The Company owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Perry Ellis America®, Perry Ellis Portfolio®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Farah®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Axist®, Manhattan®, John Henry®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and Jag® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International